Exhibit 99.2

                    Prime Group Realty Trust Reports Fourth
                       Quarter and 2004 Year End Results


    CHICAGO--(BUSINESS WIRE)--March 2, 2005--Prime Group Realty Trust (NYSE:PGE) (the "Company") made the following announcements today:

    -- Its Results of Operations for the fourth quarter and year ended December 31, 2004,

    --  An update on operational matters,

    -- Its receipt from its auditors of an unqualified opinion on internal control over financial reporting, and

    --  The date of its investor conference call.

    Results of Operations

    The Company's net loss available to common shareholders was $0.8 million or $0.03 per diluted share for the fourth quarter of 2004, as compared to a loss of $49.6 million or $2.10 per diluted share reported for the fourth quarter of 2003. Funds From Operations (FFO) available to common shareholders/unitholders for the fourth quarter of 2004 totaled $0.09 per diluted share/unit, as compared to a loss of $1.63 per diluted share/unit for the fourth quarter of 2003.
    The decrease in the net loss available to common shareholders for the fourth quarter of 2004 as compared to the prior year quarter was principally a result of a provision for asset impairment of $43.4 million or $1.83 per diluted share in the fourth quarter of 2003 related to the Company's former 33 West Monroe Street property which was sold in April 2004. Also contributing to the decrease was a reduction in 2004 interest expense and deferred financing fee amortization totaling $4.5 million or $0.19 per diluted share, principally related to the retirement and refinancing of debt in 2003. This results in a 98.4% reduction in the 2004 net loss as compared to 2003.
    Revenue for the fourth quarter was $29.1 million, a 5.4% increase from the fourth quarter 2003 revenue of $27.6 million. Revenue for the year 2004 was $116.6 million, a decrease of $26.0 million from the year 2003 revenue of $142.6 million. The decrease for the year was principally a result of a reduction of revenues earned in 2003 for Bank One Center ($27.4 million) in which the Company subsequently sold a 70% joint venture interest and no longer consolidates its revenues.
    Net loss available to common shareholders for the year 2004 was $20.4 million or $0.86 per diluted share as compared to a loss of $45.2 million or $2.25 per diluted share for the year 2003. The decrease in the net loss available to common shareholders for the year 2004 as compared to 2003 was principally a result of the provision for asset impairment of $45.3 million or $2.25 per diluted share recorded in 2003 as well as reduced interest expense and deferred financing fee amortization totaling $24.6 million or $1.22 per diluted share. These were partially offset by a decrease in lease termination fee income ($29.7 million or $1.48 per diluted share) principally related to the termination of two leases with Arthur Andersen in 2003 at the Company's former 33 West Monroe Street property, an increase in the Company's non-cash allocation of accounting losses for its share of the Bank One Center joint venture of $11.1 million or $0.47 per diluted share and an increase in strategic alternative costs of $1.9 million or $0.08 per diluted share. As a result of the foregoing, the Company experienced a 54.9% improvement in its 2004 financial results versus 2003.
    "In 2004, we significantly improved our liquidity position, continued to reduce consolidated indebtedness and completed the sale of non-core assets, including the 33 West Monroe Street office building and substantially all of our industrial properties and developable land. Our consolidated indebtedness decreased from $572.8 million at December 31, 2003 to $427.4 million by the end of 2004, while our unrestricted cash balance rose to $71.7 million from $32.6 million at the end of 2003" said Jeffrey A. Patterson, the Company's President and Chief Executive Officer. "In addition, during the year, including our joint venture properties, 48 new and expansion leases totaling 457,928 rentable square feet commenced and we renewed or extended 63 leases totaling 290,885 square feet which commenced in 2004. Portfolio occupancy increased to 85.5% from 84.9% at the beginning of the year for our wholly owned properties and increased to 79.7% from 74.1% for our joint venture properties."
    FFO available to common shareholders/unitholders for 2004 totaled $0.47 per diluted share, as compared to a loss of $0.04 per diluted share for 2003. The changes in FFO are principally due to the reasons discussed above for the change in GAAP loss, with the exception of depreciation and amortization, since real estate depreciation and amortization are excluded from expense when computing FFO. Tax indemnification payments and write-offs of deferred financing fees related to properties sold have been included as a cost of sale in computing the gain/loss for these sold properties. In addition, for the purposes of computing FFO available to common shareholders per diluted share, the Company includes outstanding common shares and common units in its operating partnership in arriving at the number of weighted average shares of beneficial interest. FFO is a non-GAAP financial measure. The Company believes that net income (loss) is the most directly comparable GAAP financial measure to FFO and has included a reconciliation of this measure to GAAP net income (loss) with this press release.

    Portfolio Occupancy Update

    In the fourth quarter of 2004, seven new office leases totaling 38,261 rentable square feet commenced. Expansion of four office leases totaling 7,007 rentable square feet also commenced. In addition, renewals or extensions of 17 office leases totaling 99,959 rentable square feet commenced. During the fourth quarter and the first quarter of 2005 to date, the Company executed nine new office leases totaling 42,400 rentable square feet and, nine office lease expansions totaling 66,083 rentable square feet, each of which commence in 2005. In addition, 27 renewals or extensions totaling 93,100 rentable square feet have been executed for 2005 commencement. The Company has also executed new leases, expansions and renewals totaling 93,240 square feet of office space which commence in 2006 and beyond. The above statistics include our joint venture properties.
    Gross rental rates including and excluding straight-line rent were 9.6% and 10.8% lower, respectively, than prior rents in place. During the fourth quarter of 2004, the Company's overall portfolio occupancy decreased to 85.5% from 86.4% at the end of the third quarter of 2004. Portfolio occupancy, including joint venture properties, decreased from 83.7% at the end of the third quarter of 2004 to 83.3% at December 31, 2004.

    Unqualified Opinion on Internal Control Over Financial Reporting

    The Company began a comprehensive program in 2003 to update its internal control documentation and enhance controls, where appropriate, in anticipation of complying with Section 404 of the Sarbanes/Oxley Act. As part of its recently completed annual audit, the Company received an unqualified opinion from Ernst & Young LLP, its auditors, that the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004.

    Debt Activity

    Overall, the Company reduced its outstanding indebtedness from $572.8 million at the end of 2003 to $427.4 million as of December 31, 2004, including the retirement of $22.8 million of maturing mezzanine debt. This included the following:

    -- On January 15, 2004, the Company refinanced the $60.0 million of debt related to its 180 North LaSalle Street property with a new seven-year $67.0 million first mortgage loan bearing interest at a fixed rate of 5.43%. Concurrent with this transaction, the Company acquired the fee ownership interest in the property in exchange for cancellation of its existing debt interests related to the property and cash of $100,000.

    -- On April 16, 2004, the Company sold its 33 West Monroe Street property to repay the property's mortgage debt of $59.3 million, eliminate the outflows of cash needed for the property's continuing operations and generate $8.8 million in net sales proceeds.

    -- In October and November of 2004, the Company closed on the sale of 29 of its industrial properties, one office property and three land parcels allowing it to eliminate $65.1 million of mortgage and bond debt secured by the properties and generate $54.3 million of net proceeds (including escrow releases), which was used to repay the $22.8 million of maturing mezzanine debt and provide additional working capital.

    Merger Agreement

    On February 17, 2005, the Company announced that it had entered into a definitive merger agreement with affiliates of The Lightstone Group, LLC ("Lightstone"). Lightstone will acquire the Company for $7.25 in cash per common share and limited partnership unit of the Company's operating partnership, plus the assumption of the Company's outstanding debt. The Company's Board has unanimously approved the transaction and intends to recommend it for approval by its common shareholders. The parties expect to close the transaction in the second quarter, or early in the third quarter, of 2005.
    The Company's Series B preferred shares will remain outstanding after the transaction is completed. At the closing of the transaction, all accrued but unpaid distributions on the Company's Series B shares, plus distributions on the Series B shares for the entire calendar quarter in which the transaction closes, will be paid to the holders of the Series B Shares.
    The closing of the merger agreement is subject to, among other things, a number of customary conditions including the approval by the holders of the Company's common shares. The transaction is not subject to any financing condition.

    Investor Information

    The Company's management will conduct a conference call on Friday, March 4, 2005 at 10:00 a.m. CST for discussion of the information presented in this press release. Investors and interested parties may listen to the call via a live webcast accessible on the Company's web site at www.pgrt.com. To listen, please register and download audio software on the site at least fifteen minutes prior to the start of the call. The webcast will be archived on the site until March 31, 2005.
    To participate via teleconference, please call 877-297-1612 at least five minutes prior to the beginning of the call. If you are calling from outside of North America, please call 706-679-7562. A replay of the call will be available through March 24, 2005 by calling 800-642-1687 and referencing Conference ID # 4452997. If calling outside of North America, please call 706-645-9291.
    In addition to the information provided in this press release, the Company publishes a quarterly "Supplemental Financial and Operating Statistics" package. The supplemental information package, the Company's Form 10-K filing and the information contained in this press release can be found on the Company's website at www.pgrt.com under "Investor Information," and as part of a current report on Form 8-K furnished to the Securities and Exchange Commission.

    About the Company

    Prime Group Realty Trust is a fully integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company owns 11 office properties containing an aggregate of 4.6 million net rentable square feet, one industrial property containing an aggregate of approximately 120,000 net rentable square feet, three joint venture interests in office properties totaling 2.8 million net rentable square feet and approximately 6.3 acres of land suitable for new construction.
    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "will be", "believes", "expects", "anticipates", "estimates" and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.


                       Prime Group Realty Trust
                 Consolidated Statements of Operations
             (Dollars in thousands, except per share data)

                                                   Three Months ended
                                                       December 31
                                                     2004      2003
                                                  --------------------
Revenue:
Rental                                              $16,369   $15,914
Tenant reimbursements                                10,418    10,189
Other property revenues                                 849       701
Services Company revenue                              1,422       766
                                                  --------------------
Total revenue                                        29,058    27,570

Expenses:
Property operations                                   8,050     7,526
Real estate taxes                                     5,925     6,275
Depreciation and amortization                         5,739     5,756
General and administrative                            2,701     2,177
Services Company expenses                               824       334
Provision for asset impairment                          ---     1,048
Severance costs                                         (15)      701
Strategic alternative costs                           1,058         5
                                                  --------------------
Total expenses                                       24,282    23,822
                                                  --------------------

Operating income                                      4,776     3,748
Loss from investments in unconsolidated joint
 ventures                                            (3,581)   (4,140)
Other income                                             75       456
  Interest:
    Expense                                          (6,814)   (8,337)
    Amortization of deferred financing costs           (426)   (3,362)
                                                  --------------------
Loss from continuing operations before minority
 interests                                           (5,970)  (11,635)
Minority interests                                      966     1,598
                                                  --------------------
Loss from continuing operations                      (5,004)  (10,037)
Discontinued operations, net of minority
 interests of $(894) and $4,762 in 2004 and
 2003, respectively                                   6,829   (36,648)
                                                  --------------------
Income (loss) before loss on sales of real estate 1,825 (46,685) Loss on sales of real estate, net of minority interests of $53 and $84 in 2004 and 2003,
 respectively                                          (397)     (646)
                                                  --------------------
Net income (loss)                                     1,428   (47,331)
Net income allocated to preferred shareholders       (2,250)   (2,250)
                                                  --------------------
Net loss available to common shareholders             $(822) $(49,581)
                                                  ====================

Basic and diluted earnings available to common
 shares per weighted-average common share:
Loss from continuing operations, net of minority
 interests and the allocation of net income to
 preferred shareholders                              $(0.30)   $(0.52)
Discontinued operations, net of minority interests 0.29 (1.55) Loss on sales of real estate, net of minority
 interests                                            (0.02)    (0.03)
                                                  --------------------
Net loss available per weighted-average common
 share of beneficial interest -basic and diluted     $(0.03)   $(2.10)
                                                  ====================



                       Prime Group Realty Trust
                 Consolidated Statements of Operations
             (Dollars in thousands, except per share data)

                                                       Year ended
                                                       December 31
                                                     2004      2003
                                                  --------------------
Revenue:
Rental                                              $65,479   $84,870
Tenant reimbursements                                42,934    50,435
Other property revenues                               3,763     4,371
Services Company revenue                              4,374     2,923
                                                  --------------------
Total revenue                                       116,550   142,599

Expenses:
Property operations                                  31,237    34,640
Real estate taxes                                    24,048    28,466
Depreciation and amortization                        22,016    28,683
General and administrative                           10,426     9,681
Services Company expenses                             3,768     2,582
Provision for asset impairment                          ---     1,948
Severance costs                                         322       701
Strategic alternative costs                           2,374       485
                                                  --------------------
Total expenses                                       94,191   107,186
                                                  --------------------

Operating income                                     22,359    35,413
Loss from investments in unconsolidated joint
 ventures                                           (14,878)   (2,249)
Other income                                          1,617     1,296
  Interest:
    Expense                                         (28,500)  (47,853)
    Amortization of deferred financing costs         (1,667)   (6,957)
                                                  --------------------
Loss from continuing operations before minority
 interests                                          (21,069)  (20,350)
Minority interests                                    3,458     6,453
                                                  --------------------
Loss from continuing operations                     (17,611)  (13,897)
Discontinued operations, net of minority
 interests of $(873) and $(6,512) in 2004
 and 2003, respectively                               6,721   (21,674)
                                                  --------------------
Loss before loss on sales of real estate            (10,890)  (35,571)
Loss on sales of real estate, net of minority
 interests of $64 and $84 in 2004 and 2003,
 respectively                                          (493)     (646)
                                                  --------------------
Net loss                                            (11,383)  (36,217)
Net income allocated to preferred shareholders       (9,000)  ( 9,000)
                                                  --------------------
Net loss available to common shareholders          $(20,383) $(45,217)
                                                  ====================

Basic and diluted earnings available to common
 shares per weighted-average common share:
Loss from continuing operations, net of minority
 interests and the allocation of net income to
 preferred shareholders                              $(1.12)   $(1.14)
Discontinued operations, net of minority interests 0.28 (1.08) Loss on sales of real estate, net of minority
 interests                                            (0.02)    (0.03)
                                                  --------------------
Net loss available per weighted-average common
 share of beneficial interest -basic and diluted     $(0.86)   $(2.25)
                                                  ====================



                       Prime Group Realty Trust
GAAP Reconciliation of Net (Loss) Income to Funds From Operations(FFO)
                Available to Common Share/Unit Holders
             (Dollars in thousands, except per share data)
                              (Unaudited)

                               Three Months Ended      Year Ended
                                  December 31          December 31
                                 2004      2003      2004      2003
                              ----------------------------------------
Net income (loss)                $1,428  $(47,331) $(11,383) $(36,217)
Adjustments to reconcile to
 Funds from Operations:
Real estate depreciation and
 amortization                     5,405     5,432    20,692    27,309
Amortization of costs for
 leases assumed                      72       169       288     1,912
Share of joint venture real
 estate depreciation and
 amortization                     5,275     4,726    18,640     7,324
Loss on sale of operating
 property, net of minority
 interests                          408       ---       493       ---
Adjustments for discontinued
 operations:
    Real estate depreciation
     and amortization               ---     1,975     3,398     8,754
    Gain on sale of operating
     property (included in
     discontinued
     operations)                 (7,801)       (6)   (7,854)   (1,226)
    Minority interests              894    (4,762)      873     6,512
Minority interests                 (966)   (1,598)   (3,458)   (6,453)
                              ----------------------------------------
FFO (1)                          $4,715  $(41,395)  $21,689    $7,915
Income allocated to preferred
 shareholders                    (2,250)   (2,250)   (9,000)   (9,000)
                              ----------------------------------------
FFO available to common
 share/unit holders              $2,465  $(43,645)  $12,689   $(1,085)
                              ========================================

FFO available to common
 share/unit holders per
 share/unit of beneficial
 interest:
           Basic and Diluted      $0.09    $(1.63)    $0.47    $(0.04)


Weighted average shares/units
 of beneficial interest:
       Common shares             23,672    23,665    23,672    20,105
       Nonvested employee
        stock grants                  9         6         7         6
       Operating Partnership
        units                     3,076     3,076     3,076     6,636
                              ----------------------------------------
            Basic                26,757    26,747    26,755    26,747
                              ========================================

       Common shares             23,672    23,665    23,672    20,105
       Nonvested employee
        stock grants                  9         6         7         6
       Employee stock options         9        20        14        19
       Operating Partnership
        units                     3,076     3,076     3,076     6,636
                              ----------------------------------------
            Diluted              26,776    26,767    26,769    26,766
                              ========================================

(1) Funds from Operations is a non-GAAP financial measure. Funds from Operations ("FFO") is defined as net income (loss), computed in accordance with generally accepted accounting principles ("GAAP") plus real estate depreciation and amortization, excluding gains (or losses) from sales of operating properties, and after comparable adjustments for unconsolidated joint ventures and discontinued operations. Funds from Operations includes results from discontinued operations, including related revenues, property operations expense, real estate taxes expense, provisions for impairment and interest expense. Tax indemnification payments and write-off of deferred financing fees related to properties sold have been included as a cost of sale in computing the gain/loss for these sold properties. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.

The Company utilizes FFO as a performance measure. The Company believes that FFO provides useful information to investors regarding the Company's performance as FFO provides investors with additional means of comparing the Company's operating performance with the operating performance of its competitors. FFO is not representative of cash flow from operations, is not indicative that cash flows are adequate to fund all cash needs and should not be considered as an alternative to cash flows as a measure of liquidity. The Company believes that net income (loss) is the most directly comparable GAAP financial measure to FFO.



                       Prime Group Realty Trust
                      Consolidated Balance Sheets
      (Dollars in thousands, except share and per share amounts)

                                             December 31  December 31
                                                2004         2003
                                            --------------------------
Assets
Real estate, at cost:
 Land                                           $124,100     $123,780
 Building and improvements                       494,742      491,558
 Tenant improvements                              62,452       56,499
 Furniture, fixtures and equipment                 9,927       10,096
                                            --------------------------
                                                 691,221      681,933
 Accumulated depreciation                       (107,440)     (88,090)
                                            --------------------------
                                                 583,781      593,843
 Property held for development                     1,588        1,588
                                            --------------------------
                                                 585,369      595,431

Properties held for sale                             591      204,222
Investments in unconsolidated joint ventures      26,088       42,778
Cash and cash equivalents                         71,731       32,608
Receivables, net of allowance of $1,985 and
 $259 at December 31, 2004 and December 31,
 2003, respectively:
   Tenant                                            641        1,241
   Deferred rent                                  18,934       16,764
   Other                                           2,190          386
Restricted cash escrows                           42,774       35,761
Deferred costs, net                               16,255       16,593
Other                                              2,790        2,997
                                            --------------------------
Total assets                                    $767,363     $948,781
                                            ==========================

Liabilities and Shareholders' Equity
Mortgage notes payable                          $427,445     $435,869
Mortgage notes payable related to properties
 held for sale                                         -      112,051
Bonds payable related to properties held for
 sale                                                  -       24,900
Liabilities related to properties held for
 sale                                                  -       17,630
Accrued interest payable                           1,508        1,539
Accrued real estate taxes                         25,861       24,610
Accrued tenant improvement allowances              4,884       10,973
Accounts payable and accrued expenses              9,184        8,276
Liabilities for leases assumed                     9,957       13,792
Deficit investment in unconsolidated joint
 venture                                           4,087        5,168
Dividends payable                                  2,250            -
Other                                             17,609        8,832
                                            --------------------------
Total liabilities                                502,785      663,640
Minority interests:
 Operating Partnership                            19,154       21,803
Shareholders' equity:
 Preferred Shares, $0.01 par value;
  30,000,000 shares authorized:
   Series B - Cumulative Redeemable
    Preferred Shares, 4,000,000 shares
    designated, issued and outstanding                40           40
 Common Shares, $0.01 par value; 100,000,000
  shares authorized; 23,671,996 and 23,670,522
  shares issued and outstanding at December 31,
  2004 and December 31, 2003, respectively           236          236
 Additional paid-in capital                      381,293      381,273
 Accumulated other comprehensive loss               (468)      (2,917)
 Distributions in excess of earnings            (135,677)    (115,294)
                                            --------------------------
Total shareholders' equity                       245,424      263,338
                                            --------------------------
Total liabilities and shareholders' equity      $767,363     $948,781
                                            ==========================




    CONTACT: Prime Group Realty Trust
             Jeffrey A. Patterson, 312/917-1300
             President and Chief Executive Officer
             or
             Richard M. FitzPatrick, 312/917-1300
             Chief Financial Officer